UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

JAMES CORL

EDWARD GLICKMAN

PETER LINNEMAN

JIM LOZIER

KENNETH SHEA

EGI-CW HOLDINGS, L.L.C.

DAVID HELFAND

SAMUEL ZELL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Information Regarding the Solicitation

Corvex Management LP and Related Fund Management, LLC have filed a definitive solicitation statement with the Securities and Exchange Commission (the “SEC”) to (1) solicit consents to remove the entire board of trustees of CommonWealth REIT (the “Removal Proposal”), and (2) elect a slate of new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Investors and security holders are urged to read the definitive solicitation statement and other relevant documents because they contain important information regarding the solicitation. The definitive solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov. Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive solicitation statement filed with the SEC on January 28, 2014 and Supplement No. 1 filed with the SEC on February 13, 2014.

ATTENTION COMMONWEALTH REIT SHAREHOLDERS:

TIME IS RUNNING OUT: VOTE NOW TO ENHANCE VALUE AT COMMONWEALTH REIT AND STOP THE VALUE DESTRUCTION BY THE CURRENT BOARD

SHAREHOLDERS ARE URGED TO SIGN, DATE AND RETURN THE GOLD CONSENT CARD TODAY!

THERE IS NO INTERNET VOTING – DO NOT WAIT UNTIL THE LAST DAY!

March 11, 2014

Dear Fellow Shareholders:

Corvex and Related are conducting a consent solicitation to remove the entire Board of Trustees of CommonWealth REIT and enhance value for all CommonWealth shareholders. You now have the opportunity to end almost three decades of mismanagement and value destruction at CommonWealth REIT, but YOU MUST ACT TODAY.

Do not wait until the March 20th deadline – sign, date and return the GOLD consent card today! As soon as Corvex and Related receive support of the holders of 2/3 of the outstanding shares for their consent solicitation, CommonWealth can begin its new chapter – creating value for all shareholders.

WHAT WILL DRIVE MORE VALUE? A BOARD LED BY THE PORTNOYS OR A NEW, ENERGIZED BOARD LED BY REAL ESTATE TITAN SAM ZELL?

CommonWealth shareholders have the opportunity to elect a highly qualified new board, led by Sam Zell, which will be committed to a path focused on good governance and focused on unlocking the substantial value embedded in CommonWealth for all shareholders. This is the approach that has guided Mr. Zell in the creation of three of the most successful REITs in history.

When choosing between the Zell-run board and the Portnoys’ value destructive approach with its conflicted external management and absence of accountability – the choice is clear. The attached chart compares the track-record of Mr. Zell vs. the Portnoys’ at CommonWealth.

THE TWO LEADING INDEPENDENT PROXY ADVISORY FIRMS RECOMMEND SHAREHOLDERS SUPPORT OUR CONSENT SOLICITATION

Both Institutional Shareholder Services (‘‘ISS’’) and Glass Lewis & Co. (‘‘Glass Lewis’’), the two leading independent proxy advisory firms, have now recommended for the second consecutive time that CommonWealth shareholders vote to remove the entire Board of Trustees.

ISS concluded that urgent change is necessary at CommonWealth noting:

“On balance it seems clear – from the dismal relative and absolute shareholder returns the company eked out before the dissidents’ arrival, to the dissidents’ central and compelling argument that this underperformance results from a misaligned external management structure this board nonetheless continues to support, to the overwhelming long-term evidence of this board’s willingness to unilaterally amend the bylaws in support of entrenchment rather than accountability – that the dissidents have made a compelling case that change at the board level is necessary.”(*)

Glass Lewis reiterated its support for the consent solicitation, stating:

“…we consider the possible valuation and governance upside associated with a reconstitution of the board and subsequent elimination of the external management agreement vastly outweighs [the] uncertainties. By extension, we continue to believe shareholders should support the current arbitration-enforced solicitation and effect the board change proposed and supported nearly a full year ago.”(*)

THE TIME TO ACT IS NOW – PLEASE SIGN, DATE AND RETURN THE GOLD CONSENT CARD TODAY!

Shareholders can’t risk leaving the Company in the hands of the Portnoys - the time to act is NOW. Vote to remove the Board of Trustees today.

Take back your company and effect necessary change now by voting the GOLD consent card and remove the entire Board of CommonWealth. Value destruction must stop here.

We thank you for your continuing support.

Keith Meister	Jeff T. Blau
Corvex Management LP	Related Fund Management, LLC

If you have any questions, please contact: D.F. King & Co., Inc. Shareholders call toll-free: (800) 714-3313 Banks and brokers call: (212) 269-5550

(*) Permission to quote third party reports was neither sought nor obtained.